Exhibit 16.1
◆	Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft

◆	Arnulfstrßse 126 80636 München Postfach 19 01 05 80601 München

◆	Telefon +49 89 14331 0 Telefax +49 89 14331 17225 www.de.ey.com

March 28, 2008

Securities and Exchange Commission 100 F Street, N.E.	Gert von Borries gert.von.borries@de.ey.com
Washington, DC 20549	Phone:+49 (89) 14331 -17200
Fax: +49(89)14331-17180

K:\AABS\Audit\Borries\Micromet\2008\Korresponde nz\item_4.01 letter.doc
Gentlemen:
We have read Item 4.01 of Form 8-K dated March 31, 2008, of Micromet, Inc. and are in agreement with the statements contained in the second through fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2007 and 2006 financial statements.
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◆	Aufsichtsratsvorsitzender StB Prof. Dr. Dr. h.c. mult. Otto H. Jacobs • Vorstand: RA/StB Dr. Herbert Müller, Vorsitzender • WP/StB Christoph Groß, stv. Vorsitzender WP/StB Ralf Broschulat • WP/StB Andreas Diehm • WP/StB Wolfgang Elkart • WP/StB Hendrik Hollweg, CPA • WP/StB Wolf Jansen, CPA WP/StB Rudolf Krämmer • StB Ulrich E. Michaelis • WP/StB Prof. Dr. Norbert Pfitzer • WP/StB Gunther Ruppel • WP/StB Dr. Michael Schlößer • WP/StB Joachim Spill WP/StB Gerd Willi Stürz • WP/StB Georg Graf Waldersee • RA/StB Dr. Matthias Wehling • WP/StB Prof. Dr. Peter Wollmert Sitz der Gesellschaft: Stuttgart • Rechtsform: Aktiengesellschaft • Amtsgericht Stuttgart HRB 23194 • VAT: DE 813495425